UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2013

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard North Huntingdon, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2013, ExOne Holding Deutschland GmbH (“ExOne Holding”), a wholly-owned subsidiary of The ExOne Company (the “Company”), entered into an agreement (the “Agreement”) with the Municipality of Gersthofen, Germany (the “Municipality”) to purchase certain real property (the “Property”), from the Municipality for an aggregate amount of 3.0 million Euros. The Agreement contains terms and conditions that are customary for German land purchase agreements of this nature. Additionally, on August 1, 2013, ExOne Holding and the Municipality entered into an agreement pursuant to which the Municipality granted ExOne Holding an option to purchase adjacent parcels of land consisting of 14,319 square meters on the same terms and conditions as those set forth in the Agreement (the “Option”). The Option expires on December 31, 2016.

ExOne intends to construct a new facility on the land, which will comprise approximately 150,700 square feet of production, warehouse, service and R&D space as well as approximately 27,600 square feet for offices. ExOne will be consolidating its five existing leased facilities in Augsburg which currently occupy an aggregate of approximately 77,500 square feet into the new facility, providing expansion capacity to support its global growth strategy.

The Company has engaged GOLDBECK Süd GmbH (“GOLDBECK”), a turnkey provider of construction services which focuses on Central Europe, Great Britain, Austria and Switzerland, for the design of its new facility. On July 31, 2013, ExOne GmbH, a wholly-owned subisidary of the Comapny (“ExOne GmbH”), entered into a letter of intent (“LOI”), with GOLDBECK pursuant to which ExOne GmbH will reimburse GOLDBECK for all costs and expenses incurred in connection with the design of the new facility. ExOne GmbH also expects to engage GOLDBECK for the construction of the facility. The total cost for the land and the construction of the facility is estimated at approximately $20 million.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

99.1	Press Release of The ExOne Company dated August 6, 2013 titled ExOne Announces European Facility Expansion in Gersthofen, Germany.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EXONE COMPANY

By:	/s/ John Irvin
John Irvin
Chief Financial Officer

Dated: August 6, 2013